Exhibit 10.21B

SECOND AMENDMENT
OF
CHS INC.
DEFERRED COMPENSATION PLAN
(2011 Restatement)
WHEREAS, CHS Inc. (the “Company”) has heretofore established and maintains a nonqualified deferred compensation plan which is currently embodied in an amended and restated document effective September 1, 2011 and entitled “CHS Inc. Deferred Compensation Plan, Master Plan Document (2011 Restatement)” as amended (collectively, the “Plan document”);
WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan document;
NOW, THEREFORE, the Plan document is hereby amended as follows:
1.CLARIFICATION. Effective August 15, 2012, the reference to “Article 13” as it appears in the definition of “Committee” in Section 1.15 of the Plan document shall be changed to “Article 14”.
2.    SELECTION. Effective August 15, 2012, Section 2.1 of the Plan document shall be amended to read as follows:

2.1
Selection. Participation in the Plan shall be limited to Directors and, as determined by the Chief Executive Officer in his or her sole discretion, a select group of management or highly compensated Employees. From that group, the Chief Executive Officer shall select, in his or her sole discretion, those individuals who may actually participate in this Plan.

3.    REMOVAL OF LIMITATION. Effective August 15, 2012, the clause stating “Provided, however, a Participant may elect to postpone each Scheduled Distribution no more than three (3) times” as it appears at the end of Section 4.2(c) of the Plan document shall be deleted without replacement, and the semi-colon at the end of Section 4.2(c) shall be replaced with a period.
4.    SAVINGS CLAUSE. Save and except as expressly herein amended, the Plan document shall remain in full force and effect.

IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 28th day of August, 2012.

CHS INC.

By:	/s/Carl M. Casale
Its:	President and Chief Executive Officer